EXHIBIT 99.1

American National Announces Second Quarter 2011 Results

GALVESTON, Texas, July 25, 2011 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced second quarter 2011 net income of $30,058,000 ($1.13 per diluted share) compared to net income of $26,622,000 ($1.00 per diluted share) for the same period in 2010.

Second quarter after-tax operating earnings, which exclude net realized investment gains and losses, decreased to $15,156,000 ($0.57 per diluted share) compared with $16,671,000 ($0.63 per diluted share) in earnings for the same period in 2010. After-tax net realized investment gains were $14,902,000 ($0.56 per diluted share) for the second quarter of 2011 as compared with the net realized investment gains of $9,951,000 ($0.37 per diluted share) for the second quarter of 2010.

Net income for the six months ended June 30, 2011 increased to $78,540,000 ($2.94 per diluted share) from a net gain of $61,400,000 ($2.30 per diluted share) for the first half of 2010.

After-tax operating earnings for the first six months of 2011, which exclude net realized investment gains and losses, were $49,318,000 ($1.85 per diluted share) compared with $40,723,000 ($1.53 per diluted share) for the same period in 2010. After-tax net realized investment gains totaled $29,222,000 ($1.09 per diluted share) for the first six months of 2011 compared with net realized gains of $20,677,000 ($0.77 per diluted share) for the same period of 2010.

Revenues for the six months ended June 30, 2011 were up 1.2% from 2010. Investment income increased by 13.8% for the six months ended June 30, 2011 compared to 2010.

Improvements in the results for the property and casualty line contributed to the increase in operating earnings for the first half of 2011. Increases in the earnings of both our auto and credit related property lines along with changes in our reinsurance program were the primary drivers of the improvement in earnings. The catastrophe losses in 2011 were heavily impacted by EF5 tornado events in Missouri and Alabama, which contributed to total after-tax catastrophe losses for the first six months of 2011 of approximately $60.8 million. The after-tax loss from the property and casualty lines of $20.0 million improved $11.7 million from a comparable loss of $31.7 million on the same basis for the first six months of 2010.

Total assets as of June 30, 2011 grew to $22.4 billion, a 4.7% increase from the end of 2010. Stockholders' Equity as of June 30, 2011 was $3.7 billion, up slightly from the end of 2010. Book value per diluted share was $139.00 at June 30, 2011 as compared to $136.12 per diluted share at December 31, 2010.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$762,414,000	$746,148,000	$1,514,875,000	$1,496,356,000
After-tax earnings:
Operating earnings **	$15,156,000	$16,671,000	$49,318,000	$40,723,000
Net realized investment gains	14,902,000	9,951,000	29,222,000	20,677,000
Net income	30,058,000	26,622,000	78,540,000	61,400,000

Per share earnings:
Operating earnings – Diluted **	$0.57	$0.63	$1.85	$1.53
Net realized investment gains	0.56	0.37	1.09	0.77
– Diluted
Net income – Diluted	1.13	1.00	2.94	2.30

Weighted average number of shares upon which computations are based:
Diluted	26,706,145	26,669,828	26,701,024	26,669,828
Basic	26,559,950	26,558,832	26,559,821	26,558,832

		As of
		June 30, 2011	December 31, 2010
Book value per diluted share		$139.00	$136.12

* Results are preliminary and unaudited. American National expects to timely file its second quarter 2011 Form 10-Q in August.
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

The American National family of companies has, on a consolidated GAAP basis, $22.4 billion in assets, $18.7 billion in liabilities and $3.7 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states, and its major insurance subsidiaries include American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Life Insurance Company of Texas, American National Life Insurance Company of New York, and United Farm Family Insurance Company.

American National Insurance Company is headquartered in Galveston, Texas and was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National Insurance Company has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and A+ (Strong) by Standard & Poor's, fifth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

CONTACT: John Dunn
         (409) 766-6063